Exhibit 16.1

April 14, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Harvard Apparatus Regenerative Technology, Inc. and Subsidiaries under Item 4.01 of its Form 8-K dated April 14, 2025. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Harvard Apparatus Regenerative Technology, Inc. and Subsidiaries contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP